UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

May 9, 2014

CELATOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54852 (Commission File Number)	20-2680869 (I.R.S. Employer Identification No.)

200 PrincetonSouth Corporate Center Suite 180 Ewing, New Jersey (Address of principal executive offices)	08628 (Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 9, 2014, we entered into a loan and security agreement (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules”). Hercules will provide us with access to a term loan of up to $15 million. The first $10 million of the term loan was funded at closing, and is repayable in installments over 42 months, including an initial interest-only period of twelve months after closing.  The remaining $5 million of the term loan can be drawn down at our option at any time between December 15, 2014 and March 31, 2015. In connection with the loan, we paid a $150,000 facility charge to Hercules. The interest-only period may be extended by Hercules to October 2015 contingent upon achieving full enrollment of the CPX-351 Phase 3 study by December 31, 2014.

The term loan bears interest at the rate per year equal to the greater of (i) 9.75% or (ii) the sum of 9.75% plus the prevailing prime rate minus 3.25%. We may prepay all or any portion of the outstanding loan balance, subject to prepayment charges of 3% during the first twelve months following closing, 2% during the next twelve months and 1% thereafter. On the earliest to occur of the (a) the loan maturity date, (b) the date we prepay the outstanding loan balance or (c) the date the outstanding loan balance becomes due and payable, we will pay Hercules an end of term charge equal to $592,500.

In connection with the Loan Agreement, we granted first priority liens and security interest in substantially all of our assets, exclusive of intellectual property, as collateral for the obligations under the Loan Agreement.

The Loan Agreement also contains representations and warranties by us and Hercules, indemnification provisions in favor of Hercules and customary covenants (including limitations on other indebtedness, liens, acquisitions, investments and dividend, but no financial covenants), and events of default (including payment defaults, breaches of covenants following any applicable cure period, a material impairment in the perfection or priority of Hercules’ security interest or in the collateral, and events relating to bankruptcy or insolvency). Upon the occurrence of an event of default, a default interest rate of an additional 5% may be applied to the outstanding loan balances, and Hercules may terminate its lending commitment, declare all outstanding obligations immediately due and payable, and take such other actions as set forth in the Loan Agreement. In addition, pursuant to the Loan Agreement, Hercules has the right to participate, in an amount of up to $2,000,000, in subsequent private financings of our equity securities while the loan is outstanding.

Pursuant to the Loan Agreement, we issued Hercules a warrant (the “Warrant”) to purchase 158,006 shares of our common stock at an exercise price of $2.67 per share. If we draw down on the remaining $5 million of the term loan, the Warrant will become exercisable for an additional 52,669 shares of our common stock. The Warrant is exercisable beginning on the date of issuance and expires five years from that date. Until the shares of common stock issuable upon exercise of the Warrant may be resold pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”), the holder of the Warrant has “piggyback” registration rights, which permit the holder of the warrant to have the “resale” of the shares of common stock issued upon exercise of the Warrant included on any registration statement we file after the issuance date under which we register for resale any shares of common stock held by any person.

The descriptions of the Loan Agreement and the Warrant contained in this Form 8-K report do not purport to be compete and are qualified in their entirety to the complete text of the Loan Agreement and the Warrant, including exhibits, which we intend to file with the Securities and Exchange Commission as exhibits with our Form 10-Q current report for the quarter ending June 30, 2014.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K report is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Form 8-K report is incorporated by reference into this Item 3.02.

We issued the Warrant to Hercules in reliance on the exemption from registration provided under Section 4(2) of the Securities Act. We relied on the exemption from registration provided under Section 4(2) based in part on the representations made by Hercules that it is an accredited investor, as such term is defined in Rule 501(a) under the Securities Act, and that the securities acquired by Hercules were being acquired for investment purposes and not with a view to the sale or distribution of any part thereof.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1Press	release dated May 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date: May 12, 2014

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